Exhibit 5.3

September 11, 2017

Ministère des Finances,

    12 rue Saint-Louis,

        Québec, Québec,

            Canada G1R 5L3

Ladies & Gentlemen:

As special United States tax counsel to Québec in connection with the offering by Québec of its U.S.$7,000,000,000 Medium-Term Notes, Series A due nine months or more from the date of issue (the “Notes”), we hereby confirm to you that our opinion as to United States federal income tax matters is as set forth under the heading “Discussion of United States Tax Consequences” in the Prospectus Supplement dated September 11, 2017 to the Prospectus dated September 11, 2017, relating to the Notes, subject to the qualifications noted therein, and we consent to the filing of this letter as an exhibit to the amendment to Form 18-K to be filed by Québec.

By giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP